Exhibit 10.03

AMENDMENT TO PERFORMANCE AWARD AGREEMENT

This Amendment to 2005 Performance Award Agreement, dated December 29, 2005, amends that certain Performance Award Agreement (the “Agreement”) dated February 3, 2005 between Valero Energy Corporation, a Delaware corporation (“Valero”) and William E. Greehey (“Participant”).

WHEREAS, the parties desire to amend the Agreement in certain respects.

NOW THEREFORE, the parties agree as follows.

Sections 3 B.(i) and 3 B.(ii) of the Agreement are hereby amended and restated in their entirety as follows:

“ (i) If Participant’s dies or becomes disabled, then the shares of Common Stock shall be distributed to Participant (or his estate or heirs) as soon as practicable following the date on which the Participant died or became disabled, and in any event on or before the later of: (a) the last day of the calendar year in which the Participant died or became disabled; or (b) the fifteenth day of the third month following the date of the Participant’s death or disability or

(ii) if Participant separates from service from Valero, then the shares of Common Stock shall be distributed to Participant upon the latter of: (a) the date that is six months following the Participant’s separation from service from Valero (pursuant to Participant’s retirement under Valero’s Pension Plan), or (b) January 1 of the year following the year in which Participant separates from service.”

Section 5 of the Agreement is hereby amended and restated to read in its entirety as follows:

“5.

Termination of Employment. Except for a Change of Control (described below), if Participant separates from service (as contemplated under IRC Section 409A) with Valero for reasons other than his termination for “cause” (as defined pursuant to the Employment Agreement then in effect between Valero and Participant), or if Participant dies or becomes disabled (as contemplated in IRC Section 409A), then upon the occurrence of such an event, those Performance Shares that have not vested or have not been forfeited and for which a Normal Vesting Date has not yet occurred shall be deemed to have been earned and vested at the target level (2nd Quartile), and shall be distributed in accordance with the provisions of Paragraph 3 above. Notwithstanding the foregoing, those Performance Shares that have not theretofore vested or been forfeited, and for which a Normal Vesting Date occurs on or before the 90th day following the date of such separation from service, shall be subject to vesting on such Normal Vesting Date in accordance with Paragraph 4 hereof. If Participant’s separation from service is due to his termination by Valero for “cause” (as defined pursuant to the Employment Agreement then in effect between Valero and Participant), then those Performance Shares for which the Normal Vesting Date has not yet occurred shall be forfeited as of the effective date of termination of Participant’s separation from service.”

IN WITNESS WHEREOF, the Parties have executed this Amendment to 2005 Performance Award Agreement this the 29th day of December, 2005.

VALERO ENERGY CORPORATION

By:	/s/ Jay D. Browning	/s/ William E. Greehey
	Jay D. Browning	William E. Greehey
Vice President